UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 7, 2009, Parker-Hannifin Corporation (the “Company”) delivered a letter via electronic mail (the “Letter”) to all U.S. employee shareholders requesting that such shareholders vote their shares at the Company’s Annual Meeting of Shareholders to be held October 28, 2009 (the “Annual Meeting”). The Letter contains statements that may be deemed proxy soliciting materials for purposes of Regulation 14A under the Securities Exchange Act of 1934 in connection with the Annual Meeting. The text of the Letter is set forth below in its entirety.

October 7, 2009

Dear Parker Employee:

By now, most of you should have received your copy of Parker’s 2009 Annual Report and the accompanying Proxy Statement and proxy card or 401(k) confidential voting instructions. As a fellow shareholder, I encourage you to read these documents carefully and vote your shares. As always, your vote is important.

The Proxy Statement contains four matters on which you may vote: (1) the election of our Directors; (2) ratification of the appointment of our independent auditor; (3) approval of our 2009 Omnibus Stock Incentive Plan; and (4) a shareholder proposal seeking to separate the roles of Chairman of the Board and Chief Executive Officer. As described in the Proxy Statement, our Board of Directors is recommending that shareholders vote in favor of all of these matters other than the shareholder proposal.

Our Board is recommending that shareholders vote against the shareholder proposal because, among other things, we already have a “Lead Director” who serves as chairman of the non-management, independent directors and performs other functions of an independent Chairman; it would significantly limit the Board’s flexibility in determining which individuals would best serve as Chairman after evaluating our company’s needs; and it would otherwise be unnecessary in light of our sound corporate governance practices.

Again, I ask that you carefully review these materials and vote your shares. As shareholders, we are stewards of the corporation. One of the most important things we can do as part of that stewardship is to exercise our right to vote on the issues in a measured and informed way. After reviewing these materials, please consider voting for the matters presented as our Board recommends.

There are three ways you can vote: By telephone, via the internet, or by mail. You’ll find that each is a convenient and user-friendly method of voting.

Thank you again for your dedication and perseverance in fiscal year 2009, which was definitely a challenging year for everyone. I am optimistic about the path forward in fiscal year 2010 and I am certain that together we will continue to accomplish great things.

Sincerely,

/s/ Don Washkewicz

Don Washkewicz